United States securities and exchange commission logo





                     September 13, 2021

       Matthew C. Osborne
       Principal Executive Officer of Altegris Advisors, L.L.C.
       on behalf of Altegris Winton Futures Fund, L.P.
       1200 Prospect Street, Suite 400
       La Jolla, CA 92037

                                                        Re: Altegris Winton
Futures Fund, L.P.
                                                            Form 10-K Form for
the Fiscal Year Ended December 31, 2020
                                                            Filed on March 29,
2021
                                                            File No. 000-53348

       Dear Mr. Osborne:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance